Exhibit 99.1

BFYW Announces Conversion of Nearly $352,000 of Outstanding Debt into Common Equity

Chairman of the Board and Chief Branding Officer exchange Deferred Compensation, Reinforcing Confidence in the Company's Future Direction

Better For You Wellness, Inc. (OTCM: BFYW) (the "Company"), a pioneering Ohio-based plant-based and science-focused wellness company in the flourishing $1.5 trillion wellness industry, proudly declares the successful conversion of nearly $352,000 of outstanding debt into common equity.

This strategic move represents a reduction of more than 13% of the Company's total liabilities as of the fiscal year ending February 28, 2024, marking a crucial milestone in the Company's financial roadmap.

The Debt Reduction initiative, sanctioned unanimously by the Board of Directors as part of the BFYW Growth Initiative, involved issuing 87,995,763 restricted common shares above market price at $0.004 per share. This conversion was executed at a premium to the last traded price per share, showcasing BFYW's commitment to fortifying its financial foundation.

During the fiscal year 2024, Chairman and CEO Ian James, alongside Chief Branding Officer Stephen Letourneau, demonstrated unwavering confidence in the Company's future by personally funding much of the operation and ensuring funds went into the Company for brand development and deferring compensation of $199,196.08 and $152,786.97, respectively. In a bold move, both leaders converted all their deferred compensation amounts into equity, eliminating $351,983.05 in liabilities from BFYW's balance sheet.

This significant Debt Reduction bolsters the Company's financial position and positions BFYW to focus resolutely on its Growth Initiative, particularly emphasizing expanding its flagship product, the Stephen James Curated Coffee Collection.

Ian James, Chairman and CEO, expressed, "The conversion underscores Stephen's and my unwavering belief in BFYW's potential and strategic direction. We are confident that this move will enhance BFYW's financial structure and send a powerful signal to investors and stakeholders about the promising future the Company has with BFYW's Growth Initiative and the expansion of the Stephen James Curated Coffee Collection in Kroger and other grocers. We look forward to the exciting journey ahead as we embark on this new chapter of expansion and success."

BFYW undertook a comprehensive competitive market analysis, meticulously examining ten key publicly traded coffee companies, which provided valuable insights into their TTM Revenue and Market Cap. Notably, several companies weathered challenges, and reporting negative price-to-earnings: conversely, the BFYW growth initiative projects break-even by the 20th month post-funding and sustained profitability in the foreseeable future. The vivid results of this analysis reinforce BFYW’s conviction in taking brands to the public market, underlining the substantial growth potential awaiting investors in BFYW Stock.